Exhibit 99.1
News Release
Axalta Coating Systems Two Commerce Square 2001 Market Street Suite 3600 Philadelphia, PA 19103	Contact Robert Ferris D +1 215 255 7981 M +1 973 765 7393 rob.ferris@axalta.com www.axalta.com

ROBERT BRYANT NAMED CHIEF EXECUTIVE OFFICER OF AXALTA
Sean Lannon Named Chief Financial Officer

Philadelphia, PA, December 11, 2018 - Axalta Coating Systems Ltd. (NYSE: AXTA) today announced that its Board of Directors has named Robert Bryant Chief Executive Officer on a permanent basis, effective immediately. He had been serving as interim CEO since October 2018. Mr. Bryant was also appointed to serve on Axalta’s Board of Directors.
Charlie Shaver, Axalta’s Chairman of the Board, said, “Over the past two months, Robert has seamlessly stepped into the role of interim CEO and led the company in a challenging market environment. Having worked closely with him over the past six years, I am extremely confident in his ability to lead Axalta effectively as our permanent CEO. The Board and I look forward to seeing Axalta build on its success and continue to thrive under Robert’s leadership.”
Mr. Bryant said, “I appreciate the Board’s confidence in me and am honored to continue working alongside a talented management team and dedicated employees to build on Axalta’s well-deserved reputation for customer service and innovation.”
The Company also announced today that Sean Lannon has been named Chief Financial Officer on a permanent basis, effective immediately. He had been serving as Vice President and Interim Chief Financial Officer since October 2018.
Mr. Bryant concluded, “Sean’s business and financial acumen, years of experience working in increasingly senior finance roles at Axalta, and extensive background in financial reporting make him a great fit to succeed me as Axalta’s CFO. I am very excited to continue working with Sean to grow Axalta and build shareholder value over the long term.”
About Robert Bryant
Robert Bryant (50) has served as Axalta’s interim Chief Executive Officer since October 2018. Before that, Mr. Bryant served as Executive Vice President and Chief Financial Officer of Axalta since 2013. He was previously Chief Financial Officer and Senior Vice President of Roll Global LLC. Before joining Roll Global in 2007, he was Executive Vice President of Strategy, New Business Development, and Information Technology at Grupo Industrial Saltillo, S.A.B. de C.V. Mr. Bryant graduated summa cum laude and Phi Beta Kappa with a B.A. degree in Economics from the University of Florida and received his M.B.A. degree from the Harvard Business School.
About Sean Lannon
Sean Lannon (40) most recently served as Axalta’s Vice President and interim Chief Financial Officer since October 2018. Before that, he served as Vice President, Corporate Finance and Global Controller of Axalta since 2016, and was Vice President and Global Controller from 2013 until that promotion. He was previously Vice President, Global Controller of Trinseo. Before joining Trinseo in 2011, he was the Senior Manager, Financial Reporting at Endo Pharmaceuticals. Mr. Lannon began his career at PricewaterhouseCoopers where he spent more than nine years within the organization’s Audit Practice. Mr. Lannon graduated with a B.A. in Accounting from Philadelphia University. He is a Certified Public Accountant.
About Axalta
Axalta is a leading global company focused solely on coatings and providing customers with innovative, colorful, beautiful and sustainable solutions. From light OEM vehicles, commercial vehicles and refinish applications to electric motors, buildings and pipelines, our coatings are designed to prevent corrosion, increase productivity and enable the materials we coat to last longer. With more than 150 years of experience in the coatings industry, the approximately 14,000 people of Axalta continue to find ways to serve our more than 100,000 customers in 130 countries better every day with the finest coatings, application systems and technology. For more information, visit axalta.com and follow us @Axalta on Twitter and on LinkedIn.

Cautionary Statement Concerning Forward-Looking Statements
This release may contain certain forward-looking statements regarding Axalta. All of these statements are based on management’s expectations as well as estimates and assumptions prepared by management that, although they believe to be reasonable, are inherently uncertain. These statements involve risks and uncertainties, including, but not limited to, economic, competitive, governmental and technological factors outside of Axalta’s control, as well as risks and uncertainties associated with a transition in Axalta’s leadership, that may cause its business, industry, strategy, financing activities or actual results to differ materially. More information on potential factors that could affect Axalta’s business performance and financial results is available in the “Risk Factors” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” section within Axalta's most recent annual report on Form 10-K, and in other documents that we have filed with, or furnished to, the U.S. Securities and Exchange Commission. Axalta undertakes no obligation to update or revise any of the forward-looking statements contained herein, whether as a result of new information, future events or otherwise.

2